Exhibit 10.1

December 27, 2019

STRICTLY PERSONAL AND CONFIDENTIAL

Franklin W. Hobbs

Via email

Dear Fritz,

This letter agreement (this “Agreement”) sets forth the understanding between you and Ribbon Communications Inc. (“Ribbon”) and Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company. Inc., (“RCOC” and Ribbon and RCOC, together with its affiliates who may employ you from time to time, the “Company”), regarding the transition and cessation of your employment and other services with the Company in all capacities. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such in those certain letter agreement and severance agreement, each dated April 19, 2018, by and between Ribbon, RCOC and you (the “Severance Agreement” and, collectively with such letter agreement, the “Employment Agreement”).

1.            Transition/Cessation of Employment.

(a)    You acknowledge and agree that, effective as of November 13, 2019 (the “Transition Date”), you are no longer serving as the Company’s President and Chief Executive Officer. From the Transition Date through December 31, 2019, you shall continue to be employed by the Company and shall provide such transition and other services as may be reasonably requested by Ribbon’s Board of Directors (the “Board”). You acknowledge and agree that your employment with the Company will terminate as of the close of business on December 31, 2019 (the “Termination Date”) and, except as otherwise specifically set forth herein or required by law, you are not eligible to receive any further compensation or benefits from the Company. In addition, you hereby resign as of the date of this Agreement, as a member of the Board and from all officer, director and any other positions you may hold with any subsidiary of Ribbon.

(b)   Upon the termination of your employment on the Termination Date, you shall be entitled to (i) any and all earned and unpaid base salary through the Termination Date; (ii) any accrued but unused vacation pay owed to you in accordance with Company applicable policies and practices up to and including the Termination Date; and (iii) any allowable and unreimbursed business expenses incurred through the Termination Date that are supported by appropriate documentation in accordance with the Company’s policies (subsections (i) through (iii), collectively, “Accrued Benefits”).

(c)   In addition to the Accrued Benefits, subject to (i) your execution and delivery of a Confidential Release Agreement in substantially the form attached hereto as Exhibit A (the “Release”) (and the lapse of any revocation period related thereto) within 30 days following the Termination Date, and (ii) your continued compliance with the Restrictive Covenants (as defined below), you shall be entitled to (A) severance benefits as if your cessation of employment had been considered a termination of your employment without Cause (as defined in the Severance Agreement) for purposes of the Severance Agreement (as further described in subsections (I), (II) and (IV) below), (B) eligibility to receive an additional cash amount based on actual achievement of certain performance objectives (as further described in subsection (III) below), and (C) certain additional continued eligibility for vesting of equity awards (as further described in subsection (V) below and, together, with subsections (I) through (IV) below), the “Severance Benefits”), which include the following:

I.	Continued payment of your current base salary, less applicable withholdings, in accordance with the Company’s usual payroll practices, for a period of twelve (12) months following the Termination Date;

II.	A one-time lump sum cash amount equal to $500,000, less applicable withholdings, at the same time as your Annual Bonus (as defined in the Employment Agreement) would have been paid to you absent termination; provided that such payment shall be made no earlier than January 1, 2020 and no later than December 31, 2020;

III.	A one-time lump sum cash amount equal to the Annual Bonus for fiscal year 2019 based on the actual achievement of the applicable performance objectives for such Annual Bonus (as determined by the Board or Compensation Committee of the Board), payable at the same time as such Annual Bonus would have been paid to you absent termination; provided that such payment (if any) shall be made no earlier than January 1, 2020 and no later than December 31, 2020;

IV.	Continued payment of the Company’s share of medical, dental, and vision insurance premiums for you and your dependents, if any, for the twelve (12) month period following the Termination Date in the same amount as contributed by the Company immediately prior to the Termination Date (consistent with Section 2(c) of the Severance Agreement); provided that you continue to contribute towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the Termination Date (and, for the avoidance of doubt, in the event you do not participate in such benefit plans as of immediately prior to the Termination Date, this subsection (IV) shall not apply); provided, further, that the Company may, to the extent permitted under Section 409A, pay the aggregate amount of such continued payments in a lump sum within 30 days following the Termination Date; and

V.	The following additional benefits regarding equity compensation: (a) all unvested restricted stock units currently subject solely to time-based vesting that would have vested during the period beginning on January 1, 2020 and ending on December 31, 2020 had you remained continuously employed through such period, including for clarity the restricted stock unit that had performance conditions satisfied related to calendar year 2018 and only has time-based vesting remaining (such restricted stock units, “Time-Vesting RSUs”) shall remain outstanding and eligible to vest hereunder on the Accelerated Time-Based Vesting Date (with settlement in accordance with their terms); (b) all unvested restricted stock units currently subject to EBITDA-based vesting for the fiscal year ending December 31, 2019 (the “2019 EBITDA-Vesting PSUs”) shall remain outstanding and be eligible to vest on the Accelerated Performance-Based Vesting Date in accordance with their terms based on actual performance for such fiscal year (with settlement in accordance with Section 3(a)(i) of the Schedule 1 to the applicable Award Agreement as if a termination without Cause); and (c) one-third of the unvested restricted stock units currently subject to TSR-based vesting for the three-year period ending December 31, 2021 (“2019 TSR-Vesting PSUs”) shall remain outstanding and be eligible to vest on the Accelerated Performance-Based Vesting Date in accordance with their terms based on actual performance for the portion of the applicable performance period through December 31, 2019 as if the performance period ended on such date (with settlement in accordance with Section 3(a)(ii) of the Schedule 1 to the applicable Award Agreement as if a termination without Cause) (the restricted stock units described in subsection (b) and (c), “Performance-Vesting PSUs”) on the Termination Date. For the avoidance of doubt, the Time-Vesting RSUs and Performance-Vesting PSUs described above shall solely be entitled to vest after the Date of Termination pursuant to this Agreement and, to the extent they do not become vested as described above, they will be forfeited for no consideration. As of immediately following the Termination Date, you have 573,953 unvested Time-Vesting RSUs, 76,629 unvested 2019 EBITDA-Vesting PSUs and 51,086 unvested 2019 TSR-Vesting PSUs and, other than such Time-Vesting RSUs and Performance-Vesting PSUs, all other equity awards in Ribbon or any of its affiliates (including any restricted stock units subject to annual performance-based vesting with respect to fiscal years ending after December 31, 2019) shall be forfeited for no consideration on the Termination Date. “Accelerated Time-Based Vesting Date” shall mean the 30th day following the Termination Date, if you have timely executed and not revoked the Release. “Accelerated Performance-Based Vesting Date” shall mean the later of (i) the 30th day following the Termination Date, if you have timely executed and not revoked the Release and (ii) the determination of achievement, if any, of the applicable performance conditions by the Compensation Committee of the Board in accordance with the terms of the grant (provided that, for the avoidance of doubt, (A) such determination with respect to the 2019 EBITDA-Vesting PSUs will be made prior to December 15, 2020 and (B) such determination with respect to the 2019 TSR-Vesting PSUs will be made prior to March 15, 2020).

2.            Restrictive Covenants.

The Severance Benefits are contingent upon and subject to your continued compliance with any Company policies or covenants that may be applicable to you following the Termination Date as well as the restrictive covenants in your Confidentiality, Non-Competition and Assignment of Inventions Agreement, dated April 19, 2018, by and between you and the Company (the “Restrictive Covenants Agreement”), which shall continue to remain in full force and effect following the Termination Date (such restrictive covenants, together with any applicable Company policies or covenants, the “Restrictive Covenants”).

3.            Cooperation.

Following the Termination Date, you agree to cooperate reasonably with the Company, including any attorney, accountant or other consultant retained by Ribbon, in connection with (i) any transition services as may be reasonably requested by the Company through December 31, 2020, and (ii) any pending or future mediation, litigation, arbitration, business, or investigatory matter. Such cooperation related to any pending or future mediation, litigation, arbitration, business, or investigatory matter may include, without limitation, you being available for interview by Ribbon, or any attorney or other consultant retained by Ribbon, and providing the Company with relevant documents in your possession or under your control. Ribbon agrees to provide you with reasonable notice of the need for assistance when feasible. The Company also agrees to schedule such assistance in such a manner as not to unreasonably interfere with any alternative employment you obtain when possible. The Company agrees to (i) indemnify you in accordance with the terms of your Indemnity Agreement dated October 27, 2017 for all Expenses (as defined in the Indemnity Agreement) you may incur as a result of your cooperation contemplated by this Section 3 and (ii) to the extent any expenses are not covered by the Indemnity Agreement, reimburse you for any reasonable and pre-approved in writing expenses incurred by you in connection with your cooperation under this Section 3 and supported by a valid invoice.

4.            Further Assurances.

In order to effectuate the foregoing, you agree to execute any additional documents and to take such further actions as may reasonably be requested from time to time by the Company.

5.            Section 409A.

This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be interpreted and construed in accordance therewith. Accordingly, the Section captioned “Tax Implications of Termination Payments” in the Severance Agreement (including, without limitation, any required delay due to your treatment as a “specified employee” under Section 409A) is incorporated into this Agreement by reference as if fully stated herein.

6.            Entire Agreement.

This Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to your termination of employment; provided that, for the avoidance of doubt, nothing herein supersedes, amends or otherwise modifies any agreements between the Company and you with respect to confidential information, intellectual property, non-competition, non-solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief (including, without limitation, the Restrictive Covenants Agreement). This Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Agreement voluntarily. You acknowledge and agree that, except as set forth in this Agreement or any Accrued Benefits, you have no rights to severance or other similar payments or benefits in connection with the termination of your employment on the Termination Date. Notwithstanding the foregoing and without limiting any other rights you may have, the Company agrees and acknowledges that you will continue to be covered by, and be able to avail yourself of, your rights under your Indemnity Agreement and applicable insurance policies and charter documents of the Company providing for indemnification and/or advancement of expenses, to the fullest extent permitted under law.

7.            General.

(a)	This Agreement is personal in nature and you shall, without the written consent of the Company, assign or otherwise transfer this Agreement or your obligations, duties and rights under this Agreement. The Company may assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement (i) to any of its affiliates or (ii) in connection with any merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, to any successor to the Company’s business.

(b)	This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof or of any other jurisdiction.

(c)	Any controversy, dispute or claim arising out of or relating to this Agreement shall be subject to binding arbitration on the terms and conditions set forth in Section 8(f) of the Employment Agreement.

8.            Acceptance.

You may accept the terms and conditions described herein by confirming your acceptance in writing and returning to me no later than the close of business on December 27, 2019.  Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

/s/ Justin Ferguson
Justin Ferguson, Executive Vice President & General Counsel
On behalf of Ribbon Communications, Inc. and Ribbon Communications Operating Company, Inc.

Accepted by:

/s/ Franklin W. Hobbs
Franklin W. Hobbs
Date: December 27, 2019

Exhibit A

CONFIDENTIAL RELEASE AGREEMENT

This Confidential Release Agreement (this “Release”) is made by Franklin W. Hobbs (“you”) as of the last date shown on the signature page below (the “Release Date”) in favor Ribbon Communications Operating Company, Inc. and each of its direct and indirect subsidiaries and affiliates (“RCOC” and, together with each of its direct and indirect subsidiaries and affiliates, the “Company”).

WITNESSETH:

WHEREAS, your employment with the Company terminated, effective December 31, 2019 (the “Termination Date”), and a copy of this Release was provided to you on or before the Termination Date.

WHEREAS, you previously entered into that certain letter agreement with RCOC and Ribbon Communications, Inc. dated on or about December 27, 2019 (the “Letter Agreement”), pursuant to which you are entitled to certain Severance Benefits (as defined in the Letter Agreement), subject to your execution, delivery and non-revocation of this Release.

NOW, THEREFORE, in consideration of the terms and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree as follows:

1.      Acknowledgement. Other than what has already been received, is otherwise set forth in the Letter Agreement that may become due or otherwise required to be provided by applicable law, you acknowledge and agree that: (i) your eligibility for any employee benefit plans or programs maintained by the Company for employees ceased as of the Termination Date; and (ii) you have received all compensation and benefits owed to you by the Company and that the Company does not owe you any additional compensation or benefits, including but not limited to sick time, personal time, or reimbursement for expenses.

2.      Release of Claims. The Letter Agreement sets forth the Severance Benefits you are eligible to receive subject to your execution, delivery and non-revocation of this Release. In exchange for these Severance Benefits, by signing this Release you agree for yourself, your spouse and child or children (if any), and your heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns to release the Company, including its parents, subsidiaries, affiliates, successors, and all of its or their past and present directors, officers, employees, representatives and agents (“Releasees”), from any and all claims of any kind, known or unknown, which arose on or before the date you signed this Release, including any claim related to the termination of your employment, except claims that the law does not permit you to waive. For example, you waive all common law contract, tort, or other claims you might have, as well as all claims you might have under the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act Amendments Act (ADAAA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), all of their amendments, the Sarbanes-Oxley Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Act, Massachusetts Earned Sick Time Act, the Massachusetts Parental Leave Act, the Massachusetts Wage Act, and any and all other federal, state and local laws or ordinances; provided that this Release does not bar any claim with respect to (1) any vested rights you may have under the employee benefit plans, programs, or policies of the Company and its affiliates; (2) any indemnification rights to which you may be entitled under the Company’s Restated Certificate of Incorporation, as Amended, or Amended and Restated By-laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify you or hold you harmless; or (3) your right to enforce the terms of this Release.

3.      ADEA Waiver. This Release includes a release of claims for age discrimination under the Age Discrimination in Employment Act of 1967 (the “ADEA”). In accordance with the ADEA, you acknowledge that the ADEA requires that you be advised to consult with an attorney before waiving any claim under the ADEA, and you recognize that, by this Release, you have been so advised. In addition, the ADEA allows you twenty-one (21) days to decide whether to waive claims under the ADEA (and the parties agree that no changes to this Release, whether material or immaterial, will restart such twenty-one (21) day period), although you are not required to wait the entire twenty-one (21) days if you choose to accept sooner. You also have certain revocation rights, as described in Section 12. You acknowledge that this Release does not waive or release any rights or claims that you may have which arise after the date you execute this Release.

4.      Release Exclusions. You represent and warrant that you have not filed any complaints or charges with any court or administrative agency against the Company or any of the Releasees, which have not been dismissed, closed, withdrawn or otherwise terminated on or before the date of this Release. You further represent and agree that you have not assigned nor transferred or attempted to assign or transfer, nor will you attempt to assign or transfer, to any person or entity not a party to this Release, any of the claims you are releasing in this Release. Furthermore, by signing this Release, you (i) represent and agree that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released herein and (ii) covenant and agree to refrain from directly or indirectly asserting any claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any claim released or purported to be released hereby. Notwithstanding anything to the contrary herein, nothing in this Release shall (A) limit your rights to communicate directly with, cooperate with, or provide information to any federal, state or local governmental regulatory agencies that are protected under the whistleblower provisions of applicable law, or (B) prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that you acknowledge and agree that any claim by you, or brought on your behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby is barred.

5.      Representations and Promises. The following representations and promises are being relied upon by the Company in entering into this Release, and they survive the execution of this Release. You represent, warrant and agree that:

a.                   This Release is the entire agreement about any claims that you might have against the Company. Once in effect, this Release is a binding and admissible agreement. When you decided to sign this Release, you were not relying on any statements that are not in this Release.

b.                  The Company would not have been obligated to pay you the benefits and pay described in the Letter Agreement without the promises you are making herein.

c.                   You have had sufficient time to consider, and have resolved all doubts and concerns about the subjects in this Release before signing this Release, and you are entering into this Release freely and voluntarily.

d.                  You were advised by this Release to consult with an attorney before signing it and you have had an adequate opportunity to do so, and you have made your own investigation of the facts and are relying solely upon your knowledge and, if applicable, the advice of your counsel.

e.                   You have carefully read this Release, and fully understand what it means. You enter into it knowingly and voluntarily, and all of your representations here are true.

f.                    You are not relying upon any statements, understanding, expectations, or agreements other than those expressly set forth in this Release.

g.                  You knowingly waive any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid the Release based upon presently existing facts, known or unknown.

h.                  Nothing in this Release shall be construed as an admission that the Company or any Releasee engaged in any improper or unlawful conduct.

i.                    You intend to release, fully and finally, all claims you may have against the Company related to your employment, to the fullest extent provided by law.

6.      Return of Company Property. You recognize that, on or before the Termination Date (and upon any other date requested by the Company), you are obligated to, and will return to the Company any and all Company property (files, documents, laptop, company-issued PDA or phone, keys, credit cards, etc.) and any and all confidential information and property in your possession, provided that you may retain personal copies of (i) your compensation records, (ii) materials distributed to shareholders generally and (iii) any written agreement to which you are a party. If you have a corporate credit card, you agree that you will not receive the consideration described in this Release unless and until the outstanding balance on the corporate card is paid.

7.      Governing Law and Interpretation. This Agreement and the rights and duties of the Parties under it will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law provisions thereof or of any other jurisdiction. If any provision of this Release is held to be unenforceable, such provision will be considered separate, distinct, and severable from the other remaining provisions of this Release, and will not affect the validity or enforceability of such other remaining provisions, and that, in all other respects, this Release will remain in full force and effect. If any provision of this Release is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision will be enforceable to the maximum extent permitted by applicable law.

8.      Miscellaneous. You agree that if any provision in this Release is void, the rest of the Release will remain valid and enforceable, except that, if a court determines that the release of claims in Section 2 (or any part thereof) is invalid, this entire Release may be voided at the election of the Company. This Release embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties regarding such matters; provided however, that, for the avoidance of doubt, this Release does not release you from your ongoing obligations under the Letter Agreement or any agreements between the Company and you with respect to confidential information, intellectual property, non-competition, non-solicitation, non-disparagement, nondisclosure of proprietary information, inventions and injunctive relief (including, without limitation, that certain Confidentiality, Non-Competition and Assignment of Inventions Agreement, dated April 19, 2018, by and between you and the Company). This Release may be amended only in a writing signed by the parties. The section headings in this Release are for convenience of reference only and should not be deemed to affect the interpretation or modify the provisions hereof.

9.      Acceptance and Revocation. You received this Release on or prior to December 31, 2019. You have been given at least twenty-one (21) days from the date you receive this Release to consider whether to sign it. To accept this Release, you must sign and return it to the attention of Petrena Ferguson, 500 Palladium Drive, Suite 2100, Ottawa, ON K2V 1C2, or scan and email to pferguson@rbbn.com by January 21, 2020. You cannot sign this Release before your Termination Date (and execution prior to the Termination Date will have no effect). You have seven (7) calendar days after signing this Release to revoke it. To revoke this Release you must deliver a written notice of revocation to Petrena Ferguson before the seven-day period expires. The Release will not become effective until the eighth (8) calendar day after you sign it—meaning eight days after the Release Date. If you fail to sign this Release by January 21, 2020 or if you revoke this Release before it becomes effective, it will not become effective or enforceable and you will not receive the Severance Benefits.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE, HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE, UNDERSTAND THIS RELEASE, AND ARE VOLUNTARILY ENTERING INTO THIS RELEASE. READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, you have executed this Release as of the date first below written.

Franklin W. Hobbs:	Date:

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